Exhibit A
Execution Copy
SECOND AMENDED AND RESTATED CONTRIBUTION AND VOTING AGREEMENT
          SECOND AMENDED AND RESTATED CONTRIBUTION AND VOTING AGREEMENT, dated as of March 16, 2006 (this “Agreement”), among Perseus Holding Corp., a Delaware corporation (“Parent”), 406 Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Inter-Continental Hotels Corporation, a Delaware corporation (“IHC”), Six Continents Hotels, Inc., a Delaware corporation (“Six Continents”), Prides 406 Co-Invest, L.P., a Delaware partnership (“Prides Co-Invest”), Prides Capital Fund I, L.P., a Delaware limited partnership (“Prides Fund” and together with Prides Co-Invest, IHC, Six Continents and each of their respective permitted assigns as provided herein, the “Investors”). Unless expressly provided otherwise in this Agreement, capitalized terms defined in the Merger Agreement when used in this Agreement shall have the same meanings set forth in the Merger Agreement (defined below).
          WHEREAS, Parent and Merger Sub have entered into an Agreement and Plan of Merger dated as of December 19, 2005 (as may be amended from time to time, the “Merger Agreement”), with Pegasus Solutions, Inc., a Delaware corporation (the “Company”), pursuant to which and subject to the terms and conditions thereof, Merger Sub shall merge with and into the Company (the “Merger”), such that the Company shall thereafter be a wholly owned subsidiary of Parent;
          WHEREAS, in connection with the consummation of the Merger and the receipt by the Investors of common stock of Parent, each of the Investors shall become parties to a stockholders’ agreement in substantially the form attached hereto as Exhibit A (the “Stockholders’ Agreement”);
          WHEREAS, in connection with the execution of the Merger Agreement, Merger Sub has received certain financing agreements and documents from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (collectively, “JPMorgan”) with respect to the provision of debt financing to effect the Merger (the “Debt Financing Documents”);
          WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the Merger, the Merger Agreement, the Stockholders’ Agreement, the Debt Financing Documents and the transactions contemplated hereby and thereby (collectively, the “Transactions”); and
          WHEREAS, certain parties to this Agreement previously entered into a Contribution and Voting Agreement, dated as of December 19, 2005 and an Amended and Restated Contribution and Voting Agreement, dated as of February 16, 2006 (the “Original Agreements”) and this Agreement constitutes an amendment and restatement of the Original Agreements.
          NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

I CONTRIBUTIONS
     1.1. Prides Fund Contribution. Subject to Section 1.3, at the Contribution Closing (as defined below), on the terms and subject to the conditions of this Agreement, Prides Fund hereby agrees to (i) transfer and deliver to Parent 2,066,445 shares of common stock, par value $.01 per share (the “Company Common Stock”), of the Company (the “Prides Fund Stock Contribution”), and (ii) make an aggregate cash contribution to Parent of approximately $38,936,658 in immediately available funds to an account of Parent (the “Prides Fund Cash Contribution,” and together with the Prides Fund Stock Contribution, the “Prides Fund Contribution”). In exchange for the Prides Fund Contribution, Parent hereby agrees to issue to Prides Fund at the Contribution Closing such number of shares of Common Stock, par value $.01 per share (“Parent Common Stock”) as will equal the Prides Fund’s pro rata portion of the total number of shares of Parent Common Stock outstanding immediately after the Contribution Closing. For the purposes of this Section 1.1, the value of the Prides Fund Stock Contribution shall be calculated assuming that each share of Company Common Stock has a value of $9.50 per share. The shares of Parent Common Stock being issued to Prides Fund in accordance with this Section 1.1 are referred to as the “Prides Fund Shares”.
     1.2. Prides Co-Invest Contribution. Subject to Section 1.3, at the Contribution Closing, on the terms and subject to the conditions of this Agreement, Prides Co-Invest hereby agrees to (i) transfer and deliver to Parent 1,233,800 shares of Company Common Stock (the “Prides Co-Invest Stock Contribution”), and (ii) make an aggregate cash contribution to Parent of approximately $93,500,000 in immediately available funds to an account of Parent (the “Prides Co-Invest Cash Contribution,” and together with the Prides Co-Invest Stock Contribution, the “Prides Co-Invest Contribution”). In connection with such Prides Co-Invest Contribution, Parent hereby agrees to issue to Prides Co-Invest at the Contribution Closing such number of shares of Parent Common Stock as will equal Prides Co-Invest’s pro rata portion of the total number of shares of Parent Common Stock outstanding immediately after the Contribution Closing. For the purposes of this Section 1.2, the value of the Prides Co-Invest Stock Contribution shall be calculated assuming that each share of Company Common Stock has a value of $9.50 per share. The shares of Parent Common Stock being issued to Prides Co-Invest in accordance with this Section 1.2 are referred to as the “Prides Co-Invest Shares”.
     1.3. Adjustment to Prides Fund Contribution and Prides Co-Invest Contribution. Notwithstanding the provisions of Sections 1.1 and 1.2, at the Contribution Closing, Prides Co-Invest shall have the right, but not the obligation, to increase the amount of the Prides Co-Invest Stock Contribution and/or the Prides Co-Invest Cash Contribution, provided that the amount of the Prides Fund Cash Contribution shall be reduced by the amount of any such increase. In addition, Prides Fund may reduce the amount of the Prides Fund Cash Contribution to the extent that Prides determines in good faith that, after giving effect to such reduction, the Company shall have a sufficient amount of working capital available to it. None of the adjustments to the Prides Fund Contribution or the Prides Co-Invest Contribution contemplated by this Section 1.3 shall be permitted to the extent that they would cause Parent to be in breach of the Debt Financing Documents. For the avoidance of doubt, the number of Prides Fund Shares and Prides Co-Invest Shares issued by Parent shall be adjusted to give effect to any adjustments to the Prides Fund Contributions and Prides Co-Invest Contributions.

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     1.4. IHC Contribution. At the Contribution Closing (as defined below), on the terms and subject to the conditions of this Agreement, IHC hereby agrees to transfer and deliver to Parent 135,207 shares of Company Common Stock (the “IHC Contribution”). In connection with such IHC Contribution, Parent hereby agrees to issue to IHC at the Contribution Closing such number of shares of Parent Common Stock as will equal IHC’s pro rata portion of the total number of shares of Parent Common Stock outstanding immediately after the Contribution Closing. For the purposes of this Section 1.4, the value of the IHC Contribution shall be calculated assuming that each share of Company Common Stock has a value of $9.50 per share. The shares of Parent Common Stock being issued to IHC in accordance with this Section 1.4 are referred to as the “IHC Shares”.
     1.5. Six Continents Contribution. At the Contribution Closing (as defined below), on the terms and subject to the conditions of this Agreement, Six Continents hereby agrees to transfer and deliver to Parent 518,584 shares of Company Common Stock (the “Six Continents Contribution”). In connection with such Six Continents Contribution, Parent hereby agrees to issue to Six Continents at the Contribution Closing such number of shares of Parent Common Stock as will equal Six Continents’ pro rata portion of the total number of shares of Parent Common Stock outstanding immediately after the Contribution Closing. For the purposes of this Section 1.5, the value of the Six Continents Contribution shall be calculated assuming that each share of Company Common Stock has a value of $9.50 per share. The shares of Parent Common Stock being issued to Six Continents in accordance with this Section 1.5 are referred to as the “Six Continents Shares”.
     1.6. Delivery of Funds and Certificates. Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 1.7 of this Agreement, the closing of the transactions contemplation hereby (the “Contribution Closing”) will take place at the offices of Simpson Thacher & Bartlett LLP, 3330 Hillview Avenue, Palo Alto, California 94304, or at such other location as the parties may mutually agree, immediately prior to the closing under the Merger Agreement. At the Contribution Closing, Parent will deliver to the Investors duly executed certificates, registered in the Investors’ respective names, representing the Prides Fund Shares, the Prides Co-Invest Shares, the IHC Shares and the Six Continents Shares, as the case may be, against the transfer and payment (including, to the extent applicable, the delivery of certificates evidencing the applicable number of shares of Company Common Stock duly endorsed to Parent), to Parent of the Prides Fund Contribution, the Prides Co-Invest Contribution, the IHC Contribution and the Six Continents Contribution, respectively, which shall represent payment in full for the Prides Fund Shares, the Prides Co-Invest Shares, the IHC Shares and the Six Continents Shares.

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     1.7. Conditions to the Obligations of the Parties Hereunder. The respective obligations of the Investors to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, each of which is for the benefit of and any of which may be waived by the Investors:
          (a) Subject to Section 4.8, Parent shall have determined that all the conditions to the consummation of the Merger (as set forth in the Merger Agreement) have been satisfied or waived by the necessary party to the Merger Agreement; and
          (b) the representations and warranties of Parent and Merger Sub contained herein shall be correct and complete in all material respects as of the Contribution Closing to the same extent as though made on and as of such date.
     1.8. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Contribution Closing by any of the parties hereto if the Merger Agreement shall have been terminated in accordance with its terms. In the event of any termination of this Agreement as provided in this Section 1.8, this Agreement shall forthwith become wholly void and of no further force or effect (except Section 4.4 and Article V) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in such Section 4.4 and Article V. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.
II REPRESENTATIONS AND WARRANTIES
     2.1. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub represents and warrants to the Investors as follows:
          (a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by each of Parent and Merger Sub of this Agreement and the agreements contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the agreements contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorizations, executions and deliveries thereof by the Investors, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
          (b) As of the date hereof, the authorized capital stock of Parent consists of 1,000 shares of Parent Common Stock, all of which are issued and outstanding and held by Prides Fund as of the date hereof. As of the date hereof, the authorized capital stock of Merger

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Sub consists of 1,000 shares of common stock, par value $.01 per share ( “Acquiror Common Stock”), all of which are issued and outstanding and held by Parent as of the date hereof.
          (c) The Prides Fund Shares, the Prides Co-Invest Shares, the IHC Shares and the Six Continents Shares, when issued and delivered in accordance with the terms hereof and upon receipt of payment required to be made hereunder, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind (each, a “Lien”).
          (d) The execution and delivery by Parent and Merger Sub of this Agreement and the transactions contemplated hereby do not, and the performance by Parent and Merger Sub of this Agreement and the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent governing documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 2.1(e) have been obtained or taken and all filings and obligations described in Section 2.1(e) have been made or fulfilled, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Parent Material Adverse Effect or would not reasonably be expected to prevent or materially delay the ability of the Parent or Merger Sub to consummate the transactions contemplated hereby.
          (e) The execution and delivery by Parent and Merger Sub of this Agreement and the transactions contemplated hereby do not, and the performance by Parent and Merger Sub of this Agreement and the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the HSR Act, the Exchange Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect or materially delay the ability of the Parent or Merger Sub to consummate the transactions contemplated hereby.
          (f) Each of Parent and Merger Sub was organized solely for the purpose of effecting the Transactions and has engaged in no activity other than in connection therewith.
     2.2. Representations and Warranties of the Investors. Each of the Investors represents and warrants, severally and not jointly, to Parent and Merger Sub and to the other Investor that:

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          (a) Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by such Investor of this Agreement and the documents contemplated hereby have been duly and validly authorized by all necessary corporate or other action, and no other corporate or similar proceedings on the part of such Investor are necessary to authorize this Agreement and the agreements contemplated hereby. This Agreement has been duly and validly executed and delivered by such Investor and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether at law or in equity).
          (b) The execution and delivery by such Investor of this Agreement and the transactions contemplated hereby do not, and the performance by such Investor of this Agreement and the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-laws, limited partnership agreement or equivalent governing documents of such Investor, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 2.2(c) have been obtained or taken and all filings and obligations described in Section 2.2(c) have been made or fulfilled, conflict with or violate any Law applicable to such Investor or by which any property or asset of it is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such Investor pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Investor is a party or by which such Investor or any property or asset of it is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a material adverse effect upon such Investor or would not reasonably be expected to prevent or materially delay the ability of such Investor to consummate the transactions contemplated hereby.
          (c) The execution and delivery by such Investor of this Agreement and the transactions contemplated hereby do not, and the performance by such Investor of this Agreement and the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the HSR Act, the Exchange Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a material adverse effect upon such Investor or would not reasonably be expected to prevent or materially delay the ability of such Investor to consummate the transactions contemplated hereby.
          (d) Such Investor (i) is an “accredited investor” within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (ii) is experienced in evaluating and

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investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that he, she or it is able to fend for himself, herself or itself, can bear the economic risk of the Investor’s investment in Parent, and has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the investment in the Parent Common Stock and can afford a complete loss of its, his or her investment, (iii) if other than an individual, has not been organized for the purpose of acquiring the Parent Common Stock, (iv) understands that no public market now exists for the Parent Common Stock and there is no assurance that a pubic market will ever exist for the Parent Common Stock and (v) understands that the Parent Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Parent Common Stock or an available exemption from registration under the Securities Act, the Parent Common Stock must be held indefinitely.
          (e) Such Investor’s, together with its Affiliates’ (as defined in the Merger Agreement), total beneficial ownership of shares of outstanding Company Common Stock as of the date hereof is accurately set forth opposite such Investor’s name on Schedule I hereto, and each of such shares when transferred and delivered to Parent will be free and clear of all Liens.
          (f) Such Investor has no present plan or intention to transfer its shares of Parent Common Stock following the Contribution Closing.
III VOTING AND EXCLUSIVITY
     3.1. Voting. Each of the Investors agrees to vote or consent (or cause to be voted or consented), in person or by proxy, any shares of Company Common Stock beneficially owned or held of record by such Investor or to which such party has, directly or indirectly, the right to vote or direct the voting (the “Subject Shares”) in favor of the Transactions and any other matter required to effect the Transactions at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company called to consider such matters. In order to effectuate this Section 3.1, each of the Investors hereby grants to Parent an irrevocable proxy, which proxy is coupled with an interest, to vote all of the Subject Shares owned by such Investor in favor of the Transactions and any other matter required to effect the Transactions at any meeting of stockholders of the Company called to consider such matters.
     3.2. Exclusivity. Prior to the earlier of the Contribution Closing or the termination of this Agreement, unless otherwise mutually agreed in writing by the Investors, each of the Investors (in their individual capacities as stockholders of the Company) will (i) not, directly or indirectly, make, participate in or agree to or solicit, initiate or encourage, or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in the Merger Agreement), (ii) not, directly or indirectly, enter into, participate in or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or the making of any proposal or offer for a Competing Transaction, (iii) vote or consent (or cause to be voted or consented), in person or by proxy, any Subject Shares against any Competing Transaction at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, (iv) not, directly or indirectly,

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sell, transfer or otherwise dispose of any shares of Company Common Stock beneficially owned by such party and (v) not enter into any agreement, commitment or arrangement that is inconsistent with any of the foregoing.
IV OTHER COVENANTS
     4.1. Merger Agreement. The parties hereto acknowledge and agree that Parent will have sole discretion with respect to (a) determining whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (b) the manner and timing of its and the Company’s compliance with the covenants applicable to it and the Company under the Merger Agreement. Subject to the immediately preceding sentence, Parent may not amend, or agree to amend, in any material respect the Merger Agreement without the prior written consent of each Investor.
     4.2. Financing Documents. The parties hereto acknowledge and agree that Parent and certain affiliates of the Prides Fund (“Prides”) will have sole discretion with respect to the negotiation of definitive debt financing documents with JPMorgan (or any other lending person) and any supporting lenders based upon the Debt Financing Documents.
     4.3. Agreement to Cooperate; Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including providing information and using reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.
     4.4. Fees and Expenses.
          (a) Subject to Section 4.4(b), in the event that this Agreement is terminated prior to the Contribution Closing, the costs incurred by any party hereto in preparing this Agreement and in pursuing and negotiating the Transactions (including all fees of attorneys, accountants, auditors, investment bankers, experts and consultants and costs relating thereto) will be paid by the party incurring such Transaction Expenses.
          (b) In the event that the Merger Agreement is terminated and Parent shall receive any payment from the Company pursuant to Section 8.3 of the Merger Agreement (the “Termination Fee”), promptly after receipt of such Termination Fee, the Investors shall allocate and pay the Termination Fee, in part or in whole, as applicable, as follows: (i) first, to Prides Fund in an amount equal to its reasonable out-of-pocket Transaction Expenses, (ii) second, if available, to Prides Co-Invest in an amount equal to their reasonable out-of-pocket Transaction Expenses, (iii) third, if available and at the discretion of the Prides Fund, any amounts required to be paid to JPMorgan in the Debt Financing Documents, (iv) fourth, if available, to IHC and Six Continents in an amount equal to their reasonable out-of-pocket Transaction Expenses and (iv) lastly, subject to Section 4.4(c) hereto, the remaining amount of the Termination Fee to Prides Fund or its Affiliates.

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          (c) In the event that the closing under the Merger Agreement occurs, simultaneously with such closing, the Surviving Corporation shall reimburse each of the parties hereto for all reasonable out-of-pocket Transaction Expenses incurred by such party.
     4.5. Notification of Certain Matters. Each party to this Agreement shall give prompt notice to each other party of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Contribution Closing and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.5 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by any party pursuant to this Section 4.5 shall prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     4.6. Public Statements. Before any party to this Agreement, other than Prides Fund, Parent or Merger Sub, or any Affiliate of such party shall release any statements concerning this Agreement, the Merger Agreement, the Debt Financing Documents, the Transactions or any of the matters contemplated hereby and thereby which is intended for or may result in public dissemination thereof, such party shall cooperate with the other parties and provide the other parties the reasonable opportunity to review and comment upon any such statements and, unless otherwise required by law or as may be required to be disclosed by any party in any Schedule 13D filing, shall not release or permit release of any such information without the consent of the other parties, which shall not be unreasonably withheld.
     4.7. Execution of Stockholders’ Agreement. At the time of the Contribution Closing, each of the Investors agrees to execute and deliver to the other parties thereto the Stockholders’ Agreement.
     4.8. Consultation. In connection with (a) exercising its discretion under Sections 1.7 and 4.1 and (b) any negotiations contemplated by Section 4.2, Prides and Parent will use their good faith efforts to (i) promptly communicate with the other parties hereto concerning the relevant issues and terms, (ii) permit the other parties hereto to participate in the negotiation of such terms, if applicable, and (iii) consider the views of the other parties hereto in the making of any decisions or conduct of any negotiations, as applicable.
     4.9. Transfers. Each Investor agrees not to enter into any plan, agreement, arrangement or understanding to transfer its shares of Parent Common Stock prior to and including the Contribution Closing.
     4.10. Tax Treatment. The parties to this Agreement intend, for federal income tax purposes, to treat the contributions of Company Common Stock and cash and the receipt of Parent Common Stock by the parties as a transaction governed by section 351 of the Internal Revenue Code of 1986, as amended and agree to report the transaction consistently therewith.
V MISCELLANEOUS
     5.1. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless

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otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows to Parent, Merger Sub and the Investors, or to such other address as may be hereafter notified by the parties hereto:
          (a) If to Parent, Merger Sub, Prides Fund or Prides Co-Invest, to it at the following address:
c/o Prides Capital Partners, L.P.
44 Montgomery Street
San Francisco, California 94104
Attn: Murray Indick
Telephone: (415) 946-1482
Telecopy: (415) 946-1486
          with a copy to:
Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, California 94304
Attn: Michael Nooney, Esq.
Telephone: (650) 251-5070
Telecopy: (650) 251-5002
          (b) If to IHC or Six Continents, to it at the following address:
Inter-Continental Hotels Corporation
Three Ravinia Drive, Suite 100
Atlanta, Georgia 30346-2149
Attn: Bob Chitty
Telecopy: (770) 604-2373
          and
Inter-Continental Hotels Corporation
Three Ravinia Drive, Suite 100
Atlanta, Georgia 30346-2149
Attn: General Counsel
Telecopy: (770) 604-8551
          with a copy to:
Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Atlanta, Georgia 30309-3996
Attn: Mark D. Kaufman, Esq.
Telephone: (404) 853-8107
Telecopy: (404) 853-8806

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     5.2. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.
     5.3. Assignment. This Agreement may not be assigned by any party hereto, except that the rights and obligations of Prides Fund or Prides Co-Invest to provide the Prides Fund Cash Contribution or Prides Co-Invest Cash Contribution may be assigned by such parties in whole or in part to any affiliate thereof provided that no such assignment will relieve such party of any of its obligations hereunder. Any assignment or delegation in derogation of this provision shall be null and void. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, executors and administrators of the parties hereto.
     5.4. Amendment. No amendment, modification or supplement to this Agreement shall be enforced against any party hereto unless such amendment, modification or supplement is in writing and signed by Parent and such party.
     5.5. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     5.6. Integration. This Agreement, the Merger Agreement, the Stockholders’ Agreement, and the documents referred to herein and therein or delivered pursuant hereto or thereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter.

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     5.7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.
     5.8. Amendment and Restatement.
          (a) This Agreement amends certain provisions of the Original Agreements and restates the terms of the Original Agreements in their entirety so as to reflect and give effect to such amendments. All amendments to the Original Agreements effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect from the date of the Original Agreements.
          (b) Each of the representations and warranties of each party hereto made in this Agreement shall be deemed (i) to be made as of December 19, 2005 and (ii) not made on the date hereof.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PERSEUS HOLDING CORP.

By:	/s/ Murray A. Indick

Name: Murray A. Indick
Title: President

406 ACQUISITION CORP.

By:	/s/ Murray A. Indick

Name: Murray A. Indick
Title: President

PRIDES 406 CO-INVEST, L.P.

By:	Prides Capital Partners, LLC, its
general partner

By:	/s/ Murray A. Indick

Name: Murray A. Indick
Title: Managing Member

PRIDES CAPITAL FUND I, L.P.

By:	Prides Capital Partners, LLC, its
general partner

By:	/s/ Murray A. Indick

Name: Murray A. Indick
Title: Managing Member

INTER-CONTINENTAL HOTELS CORPORATION

By:	/s/ Robert Chitty

Name:
Title:

SIX CONTINENTS HOTELS, INC.

By:	/s/ Robert Chitty

Name:
Title:

Schedule I

Total Shares of
Outstanding Common
Stock Beneficially Owned
Prides Fund	2,066,445
Prides Co-Invest	1,223,800
IHC	135,207
Six Continents	518,584

Exhibit A
FORM OF STOCKHOLDERS AGREEMENT
DATED AS OF [ ], 2006
among
Perseus Holding Corp.,
Prides 406 Co-Invest, L.P.,
Prides Capital Fund I, L.P.
and
the Stockholders party hereto

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-ii-

Page
Section 8.10 Entire Agreement	29
Section 8.11 Severability	29
Section 8.12 Counterparts	29
Section 8.13 Confidentiality	29
Section 8.14 Parties in Interest	29
Section 8.15 Enforcement; Further Assurances	29

-iii-

STOCKHOLDERS AGREEMENT
          STOCKHOLDERS AGREEMENT dated as of [___], 2006 (this “Agreement”) among Perseus Holding Corp., a Delaware corporation (the “Company”), Prides Capital Fund I, L.P., a Delaware limited partnership (“Prides”), Prides 406 Co-Invest, L.P., a Delaware limited partnership (“Co-Invest”) and the other stockholders of the Company listed on the signature pages hereto. Each of the parties to this Agreement (other than the Company) and any other Person (as hereinafter defined) who or which shall become a party to or agree to be bound by the terms of this Agreement after the date hereof is sometimes hereinafter referred to as a “Stockholder.”
WITNESSETH:
          WHEREAS, the parties hereto have entered into the Second Amended and Restated Contribution and Voting Agreement dated as of March [___], 2006, pursuant to which the parties have agreed, subject to the terms and conditions thereof, to contribute their shares of common stock, par value $0.01 per share of Pegasus Solutions, Inc. (“Pegasus”) to the Company, in return for which such parties will receive shares of common stock, par value $0.01 per share of the Company (“Common Stock”); and
          WHEREAS, the parties hereto desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the Shares (as hereinafter defined) and to provide for certain rights and obligations and other agreements in respect of the Shares and the Company, all as hereinafter provided.
          NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
VI
DEFINITIONS
     6.1. Definitions. As used in this Agreement, the following terms have the following meanings:
          “Affiliate”, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.

          “Acceptance Notice” shall have the meaning set forth in Section 2.4(b).
          “Agreement” shall have the meaning set forth in the preamble of this Agreement.
          “Board” shall have the meaning set forth in Section 4.1.
          “Buyout Notice” shall have the meaning set forth in Section 2.5.
          “Call Notice” shall have the meaning set forth in Section 7.2(b).
          “Co-Invest” shall have the meaning set forth in the preamble of this Agreement.
          “Commission” shall have meaning set forth in Section 5.7(a).
          “Common Stock” shall have the meaning set forth in the preamble of this Agreement.
          “Company” shall have the meaning set forth in the preamble of this Agreement.
          “IHC” shall have the meaning set forth in Section 7.1(a).
          “Indemnified Party” shall have the meaning set forth in Section 6.3.
          “Indemnifying Party” shall the meaning set forth in Section 6.3.
          “Initial Public Offering” shall mean the first date on which common stock of the Company has been sold in a Public Offering.
          “Inspector” shall have the meaning set forth in 5.7(h).
          “Offer Notice” shall have the meaning set forth in Section 2.4(a).
          “Offered Shares” shall have the meaning set forth in Section 2.4(a).
          “Pegasus” shall have the meaning set forth in the preamble of this Agreement.
          “Permitted Transferee” shall mean: (i) with respect to each Stockholder, any Affiliate, any general or limited partner, member, director, officer or employee of such Stockholder (or their Permitted Transferees), (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of each Stockholder (or their Permitted Transferees) and (iii) a corporation or partnership, a majority of the equity of which is owned and controlled by such Stockholder or Permitted Transferees referred to in clauses (i) or (ii); provided, that any such Permitted Transferee referred to in the foregoing clauses agrees in writing to be bound by the terms of this Agreement in accordance with Section 2.2.
          “Person” shall mean an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

          “Piggyback Registration” shall have the meaning set forth in Section 5.5.
          “Prides” shall have the meaning set forth in the preamble of this Agreement.
          “Prides Group” shall mean Prides, Co-Invest and any of their respective Permitted Transferees.
          “Prides Nominees” shall have the meaning set forth in Section 4.2(b).
          “Prides Takedown” shall have the meaning set forth in Section 5.3.
          “Public Offering” shall mean any public offering pursuant to an effective registration statement under the Securities Act.
          “Put/Call Period” shall have the meaning set forth in Section 7.1(a).
          “Put Notice” shall have the meaning set forth in Section 7.1(b).
          “Records” shall have the meaning set forth in 5.7(h).
          “Registrable Securities” means any outstanding shares of Common Stock held by a Stockholder from time to time until (i) a registration statement covering such Common Stock has been declared effective by the Commission and such stock has been disposed of pursuant to such effective registration statement or (ii) such Common Stock is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or under which it may be sold pursuant to Rule 144(k).
          “Registration Expenses” shall have the meaning set forth in Section 5.8.
          “Securities Act” shall mean the United States Securities Act of 1933, as amended.
          “Selling Stockholder” shall have the meaning set forth in 5.7(c).
          “Share Equivalents” shall mean securities of any kind (including “phantom” securities) issued by the Company convertible into or exchangeable for Common Stock or options, warrants or other rights to purchase or subscribe for Common Stock or securities convertible into or exchangeable for Common Stock.
          “Shares” shall mean, with respect to any Stockholder, any and all shares of Common Stock or other capital stock of the Company, whether now owned or hereafter acquired (including upon exercise of options, conversion of shares, preemptive rights or otherwise), held by such Stockholder.
          “Stockholder” shall have the meaning set forth in the preamble of this Agreement.
          “Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar function at the time directly or indirectly owned by such Person.

          “Third Party” shall mean any prospective Transferee of Shares (other than the Company) that is not a Permitted Transferee of the Stockholder proposing the Transfer of such Shares to such prospective Transferee.
          “Transfer” shall have the meaning set forth in Section 2.1.
          “Transferee” shall mean any Person who or which acquires Shares from a Stockholder or a Transferee (including Permitted Transferees) of a Stockholder subject to this Agreement.
          “Transferor” shall mean any Person who transfers shares to a Stockholder or a Transferee (including Permitted Transferees) subject to this Agreement.
          “Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.
VII
CERTAIN RESTRICTIONS ON TRANSFERS
     7.1. Transfers in Accordance with this Agreement. Until the tenth anniversary of the date hereof, no Stockholder shall, directly or indirectly, transfer, sell, assign, pledge, hypothecate, encumber, or otherwise dispose of, all or any portion of any Shares or any economic interest therein (including without limitation by means of any participation or swap transaction) (each, a “Transfer”) to any Person, except (A) transfers to Permitted Transferees in compliance with the Securities Act, applicable state and other securities laws and in compliance with this Agreement, (B) transfers made in compliance with Sections 2.4, 2.5 or 2.6 of this Agreement, (C) transfers made in compliance with Sections 7.1 or 7.2 of this Agreement, or (D) with the prior written consent of Prides. Any attempt to Transfer any Shares in violation of the terms of this Agreement shall be null and void, and neither the Company, nor any transfer agent shall register upon its books any Transfer of Shares by a Stockholder to any Person except a Transfer in accordance with this Agreement.
     7.2. Agreement to be Bound. No Transfer of Shares (other than Transfers in a Public Offering or pursuant to Rule 144 or any similar provisions then in force under the Securities Act) shall be effective unless (i) the Transferee, if not already a party hereto, shall have executed and delivered to each other party hereto, as a condition precedent to such Transfer, an instrument reasonably satisfactory to such parties confirming that the Transferee agrees to be bound by the terms of this Agreement with respect to the Shares so Transferred to the same extent applicable to the Transferor thereof and (ii) the Transferee has delivered to the Company an opinion of counsel reasonably satisfactory to the Company indicating that the proposed Transfer is exempt from applicable securities laws.
     7.3. Share Certificates.
          (a) Each certificate representing Shares held by a Stockholder will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement):
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE STOCKHOLDERS’ AGREEMENT AMONG PERSEUS HOLDING CORP AND THE OTHER STOCKHOLDERS PARTY THERETO, DATED AS OF [                     ], 2006, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF PERSEUS HOLDING CORP. THE STOCKHOLDERS’ AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE VOTING AND TRANSFER OF THE SHARES SUBJECT TO THE AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT.”
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACTS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACTS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”
     7.4. Right of First Offer.
          (a) If at any time on or after the third anniversary of the date hereof, any Stockholder (other than members of the Prides Group) desires to Transfer any of its Shares to a Third Party, such Stockholder shall so inform Prides by notice in writing (the “Offer Notice”) stating the number of Shares that are the subject of such proposed Transfer (the “Offered Shares”), the per share offer price and any other material terms on which such Stockholder irrevocably offers to transfer such shares.
          (b) Prides shall have the right, but not the obligation, to purchase all or any portion of the Offered Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice (the “Acceptance Notice”) of such election to such Stockholder within sixty (60) days after the delivery of the Offer Notice.
          (c) If Prides shall have agreed to purchase the Offered Shares, it shall consummate its purchase of the Offered Shares by delivering, against receipt of certificates or other instruments representing the Shares being purchased, appropriately endorsed by the Stockholder holding such Shares (or its Permitted Transferee), the aggregate purchase price to be paid by it via wire transfer of immediately available funds to an account specified by such Stockholder not less than one business day before the closing date, which closing date will be thirty (30) days after the date of receipt of the Acceptance Notice.

          (d) If Prides shall not exercise its rights under this Section 2.4, such Stockholder shall be permitted to proceed with the proposed Transfer of the Offered Shares, and such Stockholder shall have ninety (90) days to consummate such proposed Transfer, on terms no more favorable to the proposed Transferee(s) than those terms set forth in the Offer Notice, before the provisions of this Section 2.4 shall again be in effect with respect to such Shares; provided that such proposed Transferee (A) is acceptable to Prides (such acceptance not to be unreasonably withheld) and (B) the proposed Transferee complies with Section 2.2 hereof.
          (e) Prides’ right to purchase any Offered Shares pursuant to this Section 2.4 shall be freely assignable to any member of the Prides Group or the Company.
     7.5. Drag-Along Right. If at any time members of the Prides Group propose to sell or cause the sale of a majority of the outstanding Shares beneficially owned by the Prides Group to a Third Party in any arms-length transaction or series of related transactions, then Prides shall have the right to deliver a written notice (a “Buyout Notice”) to each Stockholder which shall state (i) that Prides (or the applicable parties) proposes to effect such transaction, (ii) the identity of the Third Party and the proposed purchase price per Share to be paid and any other material terms and conditions, and (iii) the projected closing date of such sale. Each Stockholder agrees that, upon receipt of a Buyout Notice, such Stockholder (and its Permitted Transferees) shall be obligated to sell in such transaction the same percentage of the Shares held by such Stockholder (and/or its Permitted Transferees) as the Prides Group proposes to sell upon the terms and conditions of such transaction (and otherwise take all necessary action to cause consummation of the proposed transaction); and provided, further, that in no event shall such Stockholder be required to make any representations or provide any indemnities other than (A) on a proportionate basis, or (B) with respect to matters relating solely to such Stockholder (and/or its Permitted Transferees), such as representations as to title to Shares to be transferred by such Stockholder (and/or its Permitted Transferees), and no Stockholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferee with respect to an amount in excess of the sum of the net cash and value of other proceeds paid to such Stockholder in connection with such Transfer. In the event that any such Transfer is structured as a merger, consolidation or similar business combination, each such Stockholder hereby agrees to vote in favor of the transaction (including acting by written consent if requested) and take all action to waive any dissenters, appraisal or other similar rights such Stockholder may have.
     7.6. Bring Along Right.
          (a) Any member of the Prides Group may Transfer its Shares in its sole discretion; provided that it shall comply with the provisions of this Section 2.6 in connection with any such Transfer other than to a Permitted Transferee or in a Public Offering or pursuant to Rule 144 or any similar provisions then in force under the Securities Act.
          (b) At least 15 days prior to any Transfer of Shares by a member of the Prides Group, it shall give notice to the Company and each other Stockholder, specifying in reasonable detail the number of Shares to be Transferred and the terms and conditions of the Transfer. Each other Stockholder may elect to participate in the contemplated Transfer at the same price per share and on the same terms by delivering written notice to the member of the Prides Group within 10 days after delivery of such notice. If any Stockholder elects to participate in such

Transfer, such Stockholder shall be entitled to Transfer in the contemplated Transfer, at the same price and on the same terms as the member of the Prides Group, a number of Shares equal to the product of (i) the percentage of the total number of outstanding Shares owned by such Stockholder and (ii) the number of Shares proposed to be Transferred in the contemplated Transfer. The Prides Group shall not Transfer any of its Shares to any prospective transferee if such prospective transferee declines to allow the participation of electing Stockholders.
          (c) Each Stockholder Transferring Shares pursuant to this Section 2.6 shall pay its pro rata share (based on the number of Shares to be sold) of the expenses incurred by the Stockholders in connection with such Transfer and shall be obligated to join on a pro rata basis (based on the number of Shares to be sold) in any representations, warranties, indemnification provisions, escrow arrangements and other obligations that the Prides Group agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to another particular Stockholder such as indemnification with respect to representations and warranties given by such other Stockholder regarding such other Stockholder’s title to and ownership of Shares); provided that no Stockholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferee with respect to an amount in excess of the sum of the net cash and value of other proceeds paid to such Stockholder in connection with such Transfer.
VIII
PREEMPTIVE RIGHTS
     8.1. Preemptive Rights. If the Company shall (other than in connection with the issuance of Shares or Share Equivalents (i) to employees, officers, directors, consultants or agents of the Company or any of its direct or indirect Subsidiaries with respect to any employee benefit plan, incentive award program or other compensation arrangement, provided that such employees, officers, directors, consultants or agents are not employees, officers, directors, consultants or agents of any other member of Prides, (ii) in an underwritten Public Offering, (iii) in connection with any stock split, dividend or combination, or any recapitalization, consolidation, exchange or similar reorganization, (iv) as all or a portion of the consideration for the purchase of capital stock or assets of another Person that has been approved by the Board or (v) with an aggregate value of up to $1.5 million to John F. Davis III, Robert G. Boles, and Susan K. Conner in connection with those letter agreements entered into by such parties with Prides Capital Partners, LLC, as of December 19, 2005 and as of January 13, 2006) (A) issue any Shares, (B) issue any Share Equivalents or (C) enter into any contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any Shares or Share Equivalents, prior to taking any such action described in the foregoing clause (A), (B) or (C), the Company shall deliver a notice to each Stockholder stating the number of Shares or Share Equivalents proposed to be issued and the price and other material terms on which it proposes to issue such Shares or Share Equivalents. Within fifteen (15) days after receipt of such notice, each Stockholder may elect to purchase that number of Shares (or Share Equivalents, as the case may be) at the same purchase price as the price for the additional Shares (or Share Equivalents) to be issued so that, after the issuance, all of such Shares (or Share Equivalents), together with all Shares (or Share Equivalents) to be issued pursuant to this Section 3.1(a) in connection therewith, the Stockholder would, in the aggregate, hold the same proportional interest of the outstanding Shares (assuming, in the case of an issuance of Share Equivalents, the conversion, exercise or exchange thereof) as was held by such Stockholder prior to the issuance of such additional Shares (or Share Equivalents). If a Stockholder does not exercise its rights to purchase its pro rata portion of Shares or Share Equivalents, then the Company shall have ninety (90) days to consummate the proposed issuance, on terms no less favorable to the Company than those contained in such notice before the provisions of this Section 3.1 shall again be in effect with respect to such issuance.
IX
GOVERNANCE
     9.1. Board Size. The Board of Directors of the Company (the “Board”) shall initially consist of [ ] [( )] directors. Thereafter, the size of the Board shall be determined in the manner set forth from time to time in the Company’s Certificate of Incorporation and Bylaws.
     9.2. Board Composition.
          (a) Prior to an Initial Public Offering, Prides will have the right to appoint the members of the Board, which may include representatives of Prides, the Company management and one or more independent directors. Each Stockholder agrees to vote all of its or his Shares in favor of the persons appointed by Prides.
          (b) Following an Initial Public Offering, subject to the provisions of the Securities Act and the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder, and the rules of any stock exchange or market on which the Company’s securities are listed or quoted, Prides will be entitled to nominate a percentage of the total members of the Board that is equal to the percentage of outstanding Shares beneficially owned by Prides, its Affiliates and its or their Permitted Transferees (rounded up to the nearest whole number of directors) (the “Prides Nominees”). The Company will recommend such nominations to the Company stockholders entitled to vote on the election of directors to the Board and provide the same support for the Prides Nominees as the other members of the management slate of nominees. Each Stockholder agrees to vote all of its or his Shares in favor of the Prides Nominees.
     9.3. Voting Each Stockholder (other than members of the Prides Group) hereby agrees that such Stockholder will vote all of the voting Shares owned or held of record by such Stockholder in the manner directed by Prides, except with respect to (i) any transaction with one or more members of the Prides Group, other than (A) a transaction with an Affiliate of one or more members of the Prides Group that has been negotiated on arms-length terms, in the ordinary course of business, between the managements of the Company and such Affiliate or (B) a transaction that has been approved by a majority of disinterested directors that are not Affiliates of one or more members of the Prides Group and (ii) any amendment to the certificate of incorporation or the bylaws of the Company that adversely affects any Stockholder (other than a member of the Prides Group), other than an increase in the authorized capital stock of the Company. Furthermore, and without limiting the foregoing, each Stockholder (other than a member of the Prides Group) hereby agrees that it will vote for, consent to, raise no objections against and participate in any reorganization of the Company effectuated to facilitate an Initial Public Offering, provided that such reorganization shall not have a disproportionate adverse impact upon any of the Stockholders relative to the Prides Group.
     9.4. Waiver of Corporate Opportunity. Prides and its Affiliates may engage in or possess an interest in other investments, business ventures or entities of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of the Company and its Subsidiaries, and may provide advice and other assistance to any such investment, business venture or entity, and the Company, its Subsidiaries and the Stockholders shall have no rights by virtue of this Agreement in and to such investments, business ventures or entities or the income or profits derived therefrom, and the pursuit of any such investment or venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Neither Prides nor any Affiliate thereof shall be obligated to present any particular investment or business opportunity to the Company or its Subsidiaries even if such opportunity is of a character that, if presented to the Company or its Subsidiaries, could be taken by the Company and its Subsidiaries, and Prides or any Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.
  X
REGISTRATION
     10.1. Demand Registration.
          (a) At any time on or after the date of the Initial Public Offering, upon the written request (a “Demand Request”) of any member of the Prides Group or their respective Permitted Transferees (a “Demand Holder”) requesting that the Company effect the registration under the Securities Act of all or part of such Demand Holder’s Registrable Securities and specifying the amount and intended method of disposition thereof, the Company will promptly give written notice of such Demand Request to the other holders of Registrable Securities and thereupon will, as expeditiously as possible, file a registration statement to effect the registration under the Securities Act of:
          (i) such Registrable Securities which the Company has been so requested to register by the Demand Holder; and
          (ii) the Registrable Securities of other holders of Registrable Securities which the Company has been requested to register by written request given to the Company within fifteen (15) days after the giving of such written notice by the Company (which request shall specify the amount and intended method of disposition of such securities);
all to the extent necessary to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Registrable Securities.
          (b) Notwithstanding Section 5.1(a) above, the Company shall not be obligated to file a registration statement relating to any registration request under Section 5.1(a):

          (i) within a period of one hundred eighty (180) days (or such lesser period as the managing underwriters in an underwritten offering may permit) after the effective date of any other registration statement relating to any registration request under this Section 5.1(a) or relating to any registration effected under Section 5.2;
          (ii) if with respect thereto the managing underwriter, the SEC, the Securities Act, or the form on which the registration statement is to be filed, would require the conduct of an audit other than the regular audit conducted by the Company at the end of its fiscal year, in which case the filing may be delayed until the completion of such audit (and the Company shall use its reasonable best efforts to cause such audit to be completed expeditiously and without unreasonable delay);
          (iii) if the Company is in possession of material non-public information and the Board determines in good faith that disclosure of such information would not be in the best interests of the Company and its shareholders, in which case the filing of the registration statement may be delayed until the earlier of the second Business Day after such conditions shall have ceased to exist and the ninetieth (90th)day after receipt by the Company of the Demand Request from the Demand Holder, as the case may be, to register Registrable Securities under this Section 5.1(a); provided, that such right to delay such request shall be exercised by the Company not more than once in any twelve (12) month period and the Company shall use its reasonable efforts to terminate the delay period as promptly as practicable; or
          (iv) if the Company is entitled to use a registration statement on Form S-3 (or any successor form to Form S-3) or any similar short-form registration statement to register shares in a public offering of securities.
          (c) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 5.1; provided, however, that for the avoidance of doubt, each of the Stockholders shall bear its pro rata portion of any discounts and commissions with respect to shares of Registrable Securities sold by it in connection therewith.
          (d) If a requested registration pursuant to this Section 5.1 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be reasonably likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the Company will include in such registration such number of Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number shall be allocated (i) first, 100% to the number of Registrable Securities requested to be registered by the Prides Group and (ii) second, pro rata among the Company and all other requesting holders of Registrable Securities based on the relative number of Registrable Securities then held by each such requesting holder of Registrable Securities, and in the case of the Company, the number of securities it proposes to sell for its own account.

     10.2. Form S-3 Registration. On or after an Initial Public Offering, if the Company receives from a Demand Holder a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Demand Holder, the Company shall:
          (a) promptly give notice of the proposed registration, and any related qualification or compliance, to the other holders of Registrable Securities; and
          (b) as expeditiously as possible, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Demand Holder’s Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Stockholders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 5.2:
          (i) if Form S-3 (or any successor form) is not available for such offering by the Stockholders; or
          (ii) if the Stockholders propose to sell Registrable Securities at an aggregate price to the public of less than $5,000,000; or
          (iii) if the Company shall furnish to the Stockholders a certificate signed by the chairman of the Board stating that in the good faith judgment of the Board, it would not be in the best interests of the Company for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to delay the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of such Demand Holder under this Section 5.2; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period and the Company shall use its reasonable best efforts to terminate the delay period as promptly as practicable; or
          (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for a Demand Holder pursuant to this Section 5.2.
          (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities as expeditiously as possible after receipt of the request or requests of the Stockholders.
          (d) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 5.2; provided, however, that for the avoidance of doubt, each of the Stockholders shall bear its pro rata portion of any discounts and commissions with respect to shares of Registrable Securities sold by it in connection therewith.

          (e) If a requested registration pursuant to this Section 5.2 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be reasonably likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the Company will include in such registration such number of Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number shall be allocated (i) first, 100% to the number of Registrable Securities requested to be registered by the Prides Group and (ii) second, pro rata among the Company and all other requesting holders of Registrable Securities based on the relative number of Registrable Securities then held by each such requesting holder of Registrable Securities, and in the case of the Company, the number of securities it proposes to sell for its own account.
     10.3. Shelf Take Down. Until the third anniversary of the effective date of the registration statement relating to the Initial Public Offering, members of the Prides Group may initiate takedown sales (which may be underwritten or non-underwritten) from any registration statement that includes Shares held by such members (a “Prides Takedown”). Each other Stockholder (and/or its Permitted Transferees) will be entitled to sell the same percentage of the Registrable Securities held by such Stockholder (and/or its Permitted Transferees) as the percentage of Registrable Securities held by the Prides Group which the members of the Prides Group propose to sell in such Prides Takedown.
     10.4. Selection of Underwriters. Prides shall have the right to select the underwriter(s) and manager(s) to administer any of its registrations pursuant to Section 5.1 or 5.2; provided, that such underwriter(s) and manager(s) shall be reasonably acceptable to the Company.
     10.5. Piggyback Registrations.
          (a) Right to Piggyback. If at any time following the consummation of an Initial Public Offering the Company proposes to register any of its or its Affiliates’ Common Stock under the Securities Act (other than a transaction described under Rule 145 of the Securities Act or pursuant to Form S-8 or its successor forms) and the registration form to be used may be used for the registration of the Stockholders’ Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to the Stockholders of its intention to effect such a registration and will include in such registration the Shares of the Stockholders with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the receipt of the Company’s notice; provided, that until the third anniversary of the effective date of the registration statement relating to the Initial Public Offering, Stockholders other than members of the Prides Group may only exercise the rights under this Section 5.5 if members of the Prides Group are participating in such registration.
          (b) Piggyback Expenses. The Registration Expenses of the Stockholders shall be paid by the Company in all Piggyback Registrations; provided, however, that for the avoidance of doubt, each of the Stockholders shall bear its pro rata portion of any discounts and commissions with respect to shares of Registrable Securities sold by it in connection therewith.

          (c) Priority on Registrations. If a Piggyback Registration is an underwritten registration on behalf of the Company, and the managing Underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, then the number of Shares available for registration shall be allocated (i) first, 100% to the number of Registrable Securities requested to be registered by the Prides Group and (ii) second, pro rata based on the relative number of Registrable Securities then held by each other Stockholder; provided, that any such amount thereby allocated to any such Stockholder that exceeds such Stockholder’s request shall be reallocated among the remaining requesting Stockholders in like manner.
     10.6. Lockup Agreements. If any registration hereunder shall be in connection with an underwritten Public Offering, each Stockholder holding Registrable Securities agrees not to effect any sale or distribution of the securities being registered or of a similar security of the Company or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the 15 days prior to, and during (i) the 180-day period beginning on the consummation of the Initial Public Offering, unless the investment banks or Underwriters managing the Public Offering otherwise agree, and (ii) the 90-day period beginning on, the effective date of any other Public Offering to be underwritten on a firm commitment basis (except as part of such underwritten registration), unless the investment banks or Underwriters managing the public offering otherwise agree.
     10.7. Registration Procedures. Whenever the Stockholders holding Registrable Securities request that any Registrable Securities be registered pursuant to Section 5 of this Agreement, the Company will use its reasonable best efforts to effect the registration of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:
          (a) The Company will as expeditiously as practicable prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof (it being understood that the Company shall use Form S-3 (or any replacement form) if such form is then available), and use its best efforts to cause such filed registration statement to become effective.
          (b) The Company will prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Selling Stockholder or Selling Stockholders thereof set forth in such registration statement.
          (c) The Company will, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Stockholder selling Registrable Securities pursuant to a registration statement under this Section 5 (each, a “Selling Stockholder”), counsel representing any Selling Stockholders, and each Underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, together with exhibits thereto, which documents will be subject to review by the foregoing persons within five (5) business days after delivery, and thereafter furnish to such Selling Stockholder, counsel and Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Stockholder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Stockholder.
          (d) After the filing of the registration statement, the Company will promptly notify each Selling Stockholder covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.
          (e) The Company will use its reasonable best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States and such other jurisdictions as any Selling Stockholder reasonably (in light of such Selling Stockholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Stockholder to consummate the disposition of the Registrable Securities owned by such Selling Stockholder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.
          (f) The Company will immediately notify each Selling Stockholder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and will promptly make available to each Selling Stockholder any such supplement or amendment.
          (g) The Company will enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required (including providing assistance in the preparation of road show materials and using its reasonable best efforts to make available the executive officers of the Company to participate in road show presentations, in each case as is reasonable and customary at such time in similar plans of distribution of similar securities) in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the intended plan of distribution of the Selling Stockholders. The Selling Stockholders may, at their option, require that any or all of the representations, warranties and covenants of the Company or to or for the benefit of such Underwriters also be made to and for the benefit of such Selling Stockholders.
          (h) The Company will deliver promptly to each Selling Stockholder of such Registrable Securities and each Underwriter, if any, subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all correspondence between the Commission and the Company its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and make available for inspection by any Selling Stockholder of such Registrable Securities, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Stockholder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to perform a reasonable and customary due diligence investigation, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the disclosure or release of such Records is requested or required pursuant to oral questions, interrogatories, requests for information or documents or a subpoena or other order from a court of competent jurisdiction or other process; provided that prior to any disclosure or release pursuant to clause (ii), the Inspectors shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive such Inspectors’ obligation not to disclose such Records; and provided, further, that if failing the entry of a protective order or the waiver by the Company permitting the disclosure or release of such Records, the Inspectors, upon advice of counsel, are compelled to disclose such Records, the Inspectors may disclose that portion of the Records which counsel has advised the Inspectors that the Inspectors are compelled to disclose. Each Selling Stockholder of such Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.
          (i) The Company will furnish to each Selling Stockholder and to each Underwriter, if any, a signed counterpart, addressed to such Selling Stockholder or Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Selling Stockholders of Registrable Securities included in such offering or the managing Underwriter, if any, therefor reasonably requests.
          (j) The Company will use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

          (k) The Company will use its reasonable best efforts (a) to cause all such Registrable Securities to be listed on a national securities exchange (if such shares are not already so listed) and on each additional national securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange or (b) to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD.
          (l) The Company will appoint a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement.
          (m) The Company may require each Selling Stockholder of Registrable Securities to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.
          (n) Each Selling Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.7(f), such Selling Stockholder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.7(f), and, if so directed by the Company, such Selling Stockholder will deliver to the Company all copies, other than permanent file copies then in such Selling Stockholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.7(b)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.7(f) to the date when the Company shall make available to the Selling Stockholders of Registrable Securities covered by such registration statement a prospectus supplemented or amended to conform with the requirements of Section 5.7(f).
     10.8. Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, Underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) shall be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the NASD automated quotation system.
     10.9. Termination of Registration Rights. The registration rights provided by this Section 5 will terminate with respect to each Stockholder (other than members of the Prides Group) when such Stockholder owns less than 3.0% of the Company’s outstanding Common Stock and is able to sell all of its shares of Common Stock pursuant to Rule 144 of the Securities Act during any three-month period.
XI
INDEMNIFICATION AND CONTRIBUTION
     11.1. Indemnification by the Company.
          (a) To the fullest extent permitted by law, the Company agrees to indemnify and hold harmless each Selling Stockholder of Registrable Securities, its officers, directors, employees and agents, and each person, if any, who controls such Selling Stockholder within the meaning of the Securities Act from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Common Stock) to which such Selling Stockholder, officer, director, employee or agent or controlling Person may become subject under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus or any preliminary prospectus or any amendment or supplement thereto relating to the Registrable Securities or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and shall reimburse each Selling Stockholder and each such officer, director, employee, agent and controlling Person for any legal and other expenses reasonably incurred by that Selling Stockholder, officer, director, employee, agent or controlling Person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred, except insofar as the same are contained in any information furnished in writing to the Company by such Selling Stockholder expressly for use therein. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Stockholders provided in this Section 6.1(a).
          (b) To the fullest extent permitted by law, the Company further agrees to indemnify and hold harmless each Stockholder, its officers, directors, employees and agents, and each person, if any, who controls such Stockholder within the meaning of the Securities Act from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Common Stock) to which such Stockholder, officer, director, employee or agent or controlling Person may become subject under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises with respect to any controlling shareholder or other vicarious liabilities with its ownership of capital stock of the Company.

          (c) The indemnities provided by this Section 6.1 shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Stockholder or Underwriter.
     11.2. Indemnification by Stockholders of Registrable Securities. To the fullest extent permitted by law, each Selling Stockholder agrees, severally but not jointly, to indemnify and hold harmless the Company its officers, directors and agents and each Person, if any, who controls the Company within the meaning of the Securities Act to the same extent as the indemnity from the Company to such Selling Stockholder pursuant to clauses (i) and (ii) of Section 6.1(a), but only with reference to information related to such Selling Stockholder furnished in writing by such Selling Stockholder or on such Selling Stockholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus; provided that the obligation to indemnify will be individual to each Selling Stockholder and will be limited to the total price at which the Registrable Securities of such Selling Stockholder were offered to the public (less underwriting discounts and commissions) pursuant to such registration statement. Each Selling Stockholder also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 6.2, subject to the proviso in the first sentence of this Section 6.2. Notwithstanding the foregoing, the indemnity set forth in this Section 6.2, shall not apply to amounts paid in settlements effected without the consent of such Selling Stockholder (which consent shall not be unreasonably withheld or delayed).
     11.3. Conduct of Indemnification Proceedings. Promptly after receipt by any person in respect of which indemnity may be sought pursuant to Section 6.1 or 6.2 (an “Indemnified Party”) of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the person against whom such indemnity may be sought (an “Indemnifying Party”) notify the Indemnifying Party in writing of the claim or the commencement of such action provided that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party otherwise than under Section 6.1 or 6.2, except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.
     11.4. Contribution. If the indemnification provided for in this Article VI is unavailable to the Indemnified Parties in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses (i) as between the Company and the Selling Stockholders on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Stockholders on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each Selling Stockholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Stockholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Stockholders bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Selling Stockholders on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Stockholders or by the Underwriters. The relative fault of the Company on the one hand and of each Selling Stockholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
          The Company and the Selling Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Stockholder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Stockholder were offered to the public (less underwriting discounts and commissions) exceeds the amount of any damages which such Selling Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Selling Stockholder’s obligations to contribute pursuant to this Section 6.4 are several in proportion to the proceeds of the offering received by such Selling Stockholder and not joint.
XII
RIGHTS RELATED TO IHC
     12.1. IHC Put Right.
          (a) At any time prior to the third anniversary of the effective date hereof (such period, the “Put/Call Period”), Inter-Continental Hotels Corporation (together with Six Continents Hotels, Inc. and its and their respective Permitted Transferees “IHC”) shall have the right, with respect to the Shares held by IHC, to sell to Prides and Prides shall be required to purchase, on one occasion, all (but not less than all) of the Shares then held by IHC at a price per share equal to $8.50, subject to appropriate adjustment to reflect stock dividends, stock splits and other recapitalizations.
          (b) In the event that IHC intends to exercise its rights pursuant to Section 7.1(a), IHC shall send written notice to Prides, at any time during the Put/Call Period, of its intention to exercise its rights under Section 7.1(a) (the “Put Notice”). The completion of the purchase pursuant to the foregoing shall take place at the principal office of Prides on the later of (x) the 30th day (or if such day is not a business day, the next business day) after the giving of the Put Notice and (y) two (2) business days after the later of (i) the expiration or early termination of all waiting periods under the HSR Act, if any and (ii) receiving all Consents (as hereinafter defined). At completion, IHC shall provide customary representations and warranties as to its title to the Shares and to no encumbrances on the Shares. The price payable as described in this Section 7.1 shall be paid by delivery to IHC of a certified bank check or checks in the appropriate amount payable to the order of the IHC against delivery of certificates or other instruments representing the Common Stock so purchased, appropriately endorsed or executed by IHC or its authorized representative or such other form of payment as may be agreed by Prides and IHC.

     12.2. Prides Call Right.
          (a) At any time during the Put/Call Period, Prides shall have the right to purchase from IHC, and IHC shall be required to sell all of the Shares then held by IHC at a price per share equal to $12.00, subject to appropriate adjustment to reflect stock dividends, stock splits and other recapitalizations.
          (b) In the event that Prides intends to exercise its rights pursuant to Section 7.2(a), Prides shall send written notice to IHC, at any time during the Put/Call Period, of its intention to exercise its rights under Section 7.2(a) and shall indicate the amount of Common Stock to be purchased (the “Call Notice”). The completion of the purchase pursuant to the foregoing shall take place at the principal office of Prides on the later of (x) the 30th day (or if such day is not a business day, the next business day) after the giving of the Put Notice and (y) two (2) business days after the later of (i) the expiration or early termination of all waiting periods under the HSR Act, if any and (ii) receiving all Consents. At completion, IHC shall provide customary representations and warranties as to its title to the Shares and to no encumbrances on the Shares. The price payable as described in this Section 7.1 shall be paid by delivery to IHC of a certified bank check or checks in the appropriate amount payable to the order of the IHC against delivery of certificates or other instruments representing the Common Stock so purchased, appropriately endorsed or executed by IHC or its authorized representative or such other form of payment as may be agreed by Prides and IHC.
     12.3. Approvals.
          (a) Upon (i) the delivery of a Put Notice or a Call Notice or (ii) the proposed purchase of Shares by any Person pursuant to Section 2.4 or 2.5, the Company shall promptly make all filings (if any) which it is required to make under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), for the proposed Transfer of the Shares, and the Company agrees to furnish any Stockholder with such necessary information and reasonable assistance as such Stockholder may reasonably request in connection with the preparation of any necessary filings or submissions to the Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), including, without limitation, any filings or notices necessary under the HSR Act. The Company shall, at its own expense, use commercially reasonable efforts to respond to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any governmental authority pertaining to the Company with respect to the proposed Transfer.
          (b) Each Stockholder shall promptly make any and all filings which it is required to make under the HSR Act with respect to the proposed Transfer and such Stockholder agrees to furnish the Company with such necessary information and reasonable assistance as it may request in connection with its preparation of any necessary filings or submissions to the FTC or the Antitrust Division, including, without limitation, any filings or notices necessary under the HSR Act. Each Stockholder will, at its own expense, use commercially reasonable efforts to respond promptly to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any governmental authority pertaining to such Stockholders, as the case may be, with respect to the proposed Transfer.

          (c) Each of the parties hereto shall use its commercially reasonable efforts to give such notices and obtain all other authorizations, consents, orders and approvals of all governmental authorities and other third parties that may be or become necessary to effect (i) the Transfer of Shares contemplated by the Put Notice and Call Notice and (ii) the purchase of Shares by any Person pursuant to Section 2.4 or 2.5 (collectively, “Consents”), and will cooperate fully with the other parties hereto in promptly seeking to obtain all such Consents.
          (d) The Company shall pay all expenses and fees payable to any governmental authorities in connection with the filings made by it pursuant to this Section 7.3.
     12.4. Assignment. Prides’ rights and obligations pursuant to Sections 7.1 through 7.3 shall be freely delegable and otherwise assignable to any other member of the Prides Group, but no such delegation or assignment shall relieve Prides of any of its obligations hereunder if such member of the Prides Group fails to perform them. IHC’s rights and obligations pursuant to Sections 7.1 through 7.3 shall be freely delegable and otherwise assignable to any Permitted Transferees, but no such delegation or assignment shall relieve Inter-Continental Hotels Corporation or Six Continents Hotels, Inc. of any of their respective obligations hereunder if such Permitted Transferee fails to perform them.
     12.5. Delivery of Financial Statements. So long as IHC holds at least 1% of the issued and outstanding Common Stock, the Company will deliver promptly to IHC copies of its monthly, quarterly and annual financial statements; provided that (i) such statements are prepared by the Company in the ordinary course of its business and (ii) the Company may withhold any information that it determines, in its reasonable discretion, may be competitively sensitive.
     12.6. Management Fee. In order to provide that IHC’s equity in the Company will not be subject to a management fee, carried interest or similar payment, IHC will be entitled to a payment equal to (a) the amount of any management fee, carried interest or similar payment from the Company to the Prides Group multiplied by (b) IHC’s percentage of the Company’s total equity at the time, payable to IHC whenever the Prides Group receives such payment.
XIII
MISCELLANEOUS
     13.1. No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Stockholders in this Agreement.
     13.2. Recapitalization, Exchanges, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to Stockholders or combination of the Shares or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement, including, without limitation, the put and call prices specified in Article VII, so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement and the term “Shares,” as used herein, shall be deemed to include shares of such capital stock or other securities, as appropriate.
     13.3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.
     13.4. No Waivers, Amendments.
          (a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
          (b) No amendment, modification or supplement to this Agreement shall be enforced against any party hereto unless such amendment, modification or supplement is signed by all of the parties hereto.
          (c) Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the enforcement of such waiver is sought.
     13.5. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex, telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.5 and the appropriate answerback is received or, (b) if given by overnight courier or express mail service, when delivery is confirmed or, (c) if given by any other means, when delivered at the address specified in this Section 8.5. In each case, notice shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to the Company:
Perseus Holding Corp.
44 Montgomery Street, Suite 860
San Francisco, California 94104
Attn: Murray Indick
Telecopy: (415) 946-1486

with a copy to:
Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, California 94304
Attention: Michael J. Nooney
Telecopy: (650) 251-5002
if to Prides:
c/o Prides Capital, LLC
44 Montgomery Street, Suite 860
San Francisco, California 94104
Attn: Murray Indick
Telecopy: (415) 946-1486
with a copy to:
Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, California 94304
Attention: Michael J. Nooney
Telecopy: (650) 251-5002
if to Co-Invest:
c/o Prides Capital, LLC
44 Montgomery Street, Suite 860
San Francisco, California 94104
Attn: Murray Indick
Telecopy: (415) 946-1486
if to IHC:
Inter-Continental Hotels Corporation
Three Ravinia Drive
Suite 100
Atlanta, Georgia 30346-2149
Attn: Bob Chitty
Telecopy: (770) 604-2373

and
Inter-Continental Hotels Corporation
Three Ravinia Drive
Suite 100
Atlanta, Georgia 30346-2149
Attn: General Counsel
Telecopy: (770) 604-8551
with a copy to:
Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Atlanta, Georgia 30309-3996
Attn: Mark D. Kaufman
Telecopy: (404) 853-8806
     13.6. Termination. Upon the consummation of an Initial Public Offering the provisions of this Agreement will terminate and be of no further force and effect, except (a) Articles V and VI shall survive until such time as all Registrable Securities held by the Stockholders cease to be Registrable Securities, except as otherwise provided therein, and (b) Articles IV and VIII shall survive.
     13.7. Inspection. So long as this Agreement shall be in effect, this Agreement and any amendments hereto shall be made available for inspection by a Stockholder at the principal offices of the Company.
     13.8. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that state. Each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California state court, or Federal court of the United States of America, sitting in the Northern District of California, and any appellate court to any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection with this Agreement or the transactions contemplated by this Agreement or by the agreements delivered in connection with this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California state court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California state or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California state or Federal court. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     13.9. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     13.10. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.
     13.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
     13.12. Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.
     13.13. Confidentiality. Except as required by law or the rules of any applicable securities exchange or national market system, any announcements or similar publicity or any disclosure to any person other than the respective advisors of the parties hereto regarding the contents of this Agreement or any other agreement between the parties entered into pursuant thereto shall be agreed upon by Prides prior to such disclosure and, except as provided herein, any information relating to the matters described above hereof shall be kept confidential by the parties hereto (and their respective representatives and agents).
     13.14 Parties in Interest. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and Permitted Transferees. Neither this Agreement nor any of their rights hereunder shall be assigned by any of the parties hereto who are not Permitted Transferees without the prior written consent of the other parties.
     13.15. Enforcement; Further Assurances.
          (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
          (b) The parties hereto agree to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents, and to do all such other acts and things, as may be required by law or as may be necessary or advisable to carry out the intent and purposes of this Agreement.
[Signatures on Next Page]

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

PERSEUS HOLDING CORP.

By:

Name:
Title:

PRIDES CAPITAL FUND I, L.P.

By:	Prides Capital Partners, LLC, its general partner

By:

Name:
Title:

PRIDES 406 CO-INVEST, L.P.

By:	Prides Capital Fund I, L.P., its general
partner

By:

Name:
Title:

INTER-CONTINENTAL HOTELS CORPORATION

By:

Name:
Title:

SIX CONTINENTS HOTELS, INC.

By:

Name:
Title: